December 30, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for First Security Municipal Bond Fund (the Fund), a series of Capitol Series Trust (the Trust) and, under the date of June 27, 2016, we reported on the financial statements of the Fund, as of April 30, 2016, and for the period from May 29, 2015 (commencement of operations) through April 30, 2016. On July 26, 2016, we were dismissed.

We have read the statements made by the Trust which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated December 30, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust’s statement that the board of trustees engaged Ernst & Young as the Fund’s independent registered public accountant, that the change was recommended by the Audit Committee, or that Ernst & Young has confirmed to the Audit Committee that they are independent auditors with respect to the Trust. We are also not in a position to agree or disagree with the Trust’s statement regarding consultations with Ernst &Young during the period from May 29, 2015 (commencement of operations) through April 30, 2016.

Very truly yours,

/s/ KPMG LLP